                   [NASTECH PHARMACEUTICAL COMPANY INC. LOGO]

                      ------------------------------------

                                   NOTICE OF
                                 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                      ------------------------------------

                                 ANNUAL MEETING
                                   TO BE HELD
                                 June 15, 2001

              SCHEDULE 14A-INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials    [ ] Soliciting Material Pursuant to
                                                Rule 14a-11(c) or Rule 14a-12

                      NASTECH PHARMACEUTICAL COMPANY INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                      NASTECH PHARMACEUTICAL COMPANY INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check in the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a -6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration No.:

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     (4) Date Filed:

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

                      NASTECH PHARMACEUTICAL COMPANY INC.
                                45 ADAMS AVENUE
                           HAUPPAUGE, NEW YORK 11788
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD JUNE 15, 2001 AT 10:00 A.M.
                            ------------------------

     TO THE STOCKHOLDERS OF NASTECH PHARMACEUTICAL COMPANY INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NASTECH PHARMACEUTICAL COMPANY INC. (the "Company") will be held at 150 Vanderbilt Motor Parkway, Hauppauge, New York 11788 at 10:00 A.M. on Friday, June 15, 2001 to consider and vote on the following proposals:

      1. To elect eight (8) directors, each to hold office for a term of one (1) year or until their respective successors shall have been duly elected or appointed;

      2. To ratify the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2001; and

      3. To transact such other business as may properly come before the meeting.

     Only holders of shares of Common Stock of record on the Company's books at the close of business on May 4, 2001 will be entitled to vote at the meeting. All such stockholders are requested to be represented at the meeting either in person or by proxy. The stock transfer books will not be closed.

     Enclosed is a copy of the Annual Report for the year ended December 31, 2000 along with a proxy statement and a proxy card.

     It is desirable that all holders of Common Stock of the Company be represented at the meeting either in person or by proxy.

     SUCH STOCKHOLDERS WHO CANNOT ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND EXECUTE THEIR PROXIES AND RETURN THEM TO THE COMPANY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

                                          By Order of the Board of Directors,



                                          Bruce R. Thaw
                                          Secretary
May 4, 2001
Hauppauge, New York

                      NASTECH PHARMACEUTICAL COMPANY INC.
                                45 ADAMS AVENUE
                           HAUPPAUGE, NEW YORK 11788
                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 15, 2001
                            ------------------------

                     SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the management of NASTECH PHARMACEUTICAL COMPANY INC. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 15, 2001 and at any postponements or adjournments thereof. This material is first being mailed to stockholders on or about May 9, 2001.

     The cost of such solicitation will be borne by the Company. The Company may also agree to pay banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to their principles.

     A form of proxy is enclosed for use at the meeting. The issuance of a proxy by a stockholder will not affect his right to vote his shares if he attends the meeting and desires to vote in person. A proxy may be revoked at any time prior to the voting thereof, but a revocation will not be effective unless notice thereof is received, in writing, by the Secretary of the Company prior to such voting. All such shares represented by effective proxies on the enclosed form received by the Company will be voted at the meeting or any adjourned session thereof in accordance with the terms of such proxies. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation will be voted FOR all directors and proposals contained therein. Proxies marked "abstain" will be treated as present for the purpose of determining a quorum but will not be voted with respect to any proposal marked "abstain."

              BENEFICIAL OWNERSHIP OF SECURITIES AND VOTING RIGHTS

     Shares of common stock, of which 7,701,726 shares were outstanding as of April 6, 2001 are the only voting securities of the Company. Each share is entitled to one vote and a vote of a majority of the shares present, or represented, and entitled to vote at the meeting is required to approve each proposal to be acted upon at the meeting. Only holders of shares of Common Stock of the Company of record on its books at the close of business on May 4, 2001 will be entitled to notice of, and to vote at the meeting. Any such stockholder may vote his shares either in person or by his duly authorized proxy.

     The following table sets forth as of April 6, 2001 certain information as to persons known to the Company who may be deemed to be beneficial owners of more than five percent of the outstanding shares of the Company's Common Stock, each director of the Company and all officers and directors of the Company as a group:

                                                 AMOUNT AND
                                                   NATURE          PERCENTAGE OF
                                                OF BENEFICIAL    OUTSTANDING SHARES
         NAME OF BENEFICIAL OWNER (1)           OWNERSHIP (2)        OWNED (3)
         ----------------------------           -------------    ------------------
SAFECO Corporation and Affiliates (4)               967,500             12.1
Dr. Steven C. Quay                                  593,940              7.7
Dimensional Fund Advisors, Inc. (15)                459,600              6.0
Devin N. Wenig (6)                                  415,253              5.3
Basil Properties (7)(14)                            283,537              3.7
Bruce R. Thaw (8)                                   183,041              2.3
Carol Wenig (11)                                    153,235              2.0
Alvin Katz (5)                                      149,000              1.9
Ian Ferrier (10)                                     90,000              1.2
Joel Girsky (9)                                      68,749               *
Grant W. Denison, Jr. (11)                           65,000               *
John V. Pollock (9)(13)                              63,333               *
Andrew P. Zinzi (12)                                 62,962               *
All Officers and Directors as a Group (11
  persons) (13)                                   2,128,050             25.3

---------------
  * Represents less than 1% of the outstanding shares of the Company's Common Stock.

 (1) The addresses of all persons other than Basil Properties, Messrs. Bruce R. Thaw, Alvin Katz and John V. Pollock is c/o the Company. The address of Bruce R. Thaw is 45 Banfi Plaza, Farmingdale, NY; the address of Basil Properties and John V. Pollock is 1510 H Street, N.W., Washington D.C.; and the address of Alvin Katz is 301 N. Birch Rd., Fort Lauderdale, FL.

 (2) All shares are owned beneficially and of record unless indicated otherwise. Includes 717,362 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

 (3) Does not give effect to Underwriter's Warrants and 1,363,560 shares of Common Stock reserved for issuance under the Company's stock option plan.

 (4) SAFECO Corporation and affiliates, a registered investment advisor located at SAFECO Plaza, Seattle, Washington 98185, purchased 645,000 shares of common stock and 322,500 common stock warrants through a private placement from the Company on March 22, 2001.

 (5) Includes 50,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

 (6) Includes 165,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report, and 166 shares held by members of Mr. Wenig's immediate family.

 (7) Includes 40,000 shares held by the estate of Mrs. Sophie Basil, a general partner of Basil Properties.

 (8) Includes 105,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

 (9) Includes 60,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

(10) Includes 90,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

(11) Includes 65,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

(12) Includes 57,362 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report, and 600 shares owned by members of Mr. Zinzi's immediate family.

(13) Includes shares held by Basil Properties. See notes (7) and (14).

(14) John V. Pollock is a managing director of Basil Properties and its nominee to the Company's Board of Directors.

(15) Based on information supplied by Dimensional Fund Advisors, Inc. a registered investment advisor located at 1299 Ocean Avenue, Santa Monica, California, 90401-1038 in a Schedule 13G filed with the Securities and Exchange Commission on February 21, 2001.

COMPENSATION OF DIRECTORS

     The Company's outside directors do not receive cash remuneration. For services rendered, each eligible non-employee director received 10,000 stock options to purchase the Company's Common Stock. Further, certain eligible directors will be granted 10,000 stock options annually, effective at the time of the Annual Meeting of Stockholders, at an option exercise price equal to the market value of the Company's Common Stock at date of grant.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     Certain officers of the Company have employment agreements that provide base compensation, annual incentive compensation, severance payable in the event of a change in control and the acceleration of option vesting under certain conditions . Generally, the term "change in control" is defined for purposes of these agreements as: (i) the acquisition by any person, as defined, of 50% or more of the Company's voting securities, (ii) a turnover in the majority of the Board of Directors in any period, (iii) a reorganization, merger or consolidation after which the Company's shareholders hold 60% or less of the voting securities of the surviving entity, or (iv) the liquidation of the Company or sale or other disposition of all or substantially all of its assets.

     Dr. Vincent D. Romeo, the Company's former President and Chief Executive Officer who died on May 1, 2000, had an employment contract that provided certain benefits upon death, including accrued compensation. The aggregate total of these benefits approximate $284,000. Further, Dr. Romeo's stock options were immediately vested and exercisable over a defined period.

     The Company's Chief Executive Officer, Dr. Steven C. Quay, has an employment agreement expiring August 8, 2003, from which he receives base compensation of $300,000 per year, and annual incentive compensation of up to $50,000 based on the achievement of certain business objectives of the Company. In connection with the employment agreement, Dr. Quay was issued 600,000 stock options at exercise prices at or above market, which vest over a three year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee presently consists of Joel Girsky and John V. Pollock, both outside directors of the Company. The Compensation Committee is responsible for reviewing and approving the compensation of all officers of the Company and administering and/or interpreting the Company's stock option plan. The Compensation Committee held three meetings in 2000.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of the Company's executive officers who received salary and bonus payments in excess of $100,000 during the fiscal year ended December 31, 2000:

SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                           AWARDS (G)
                                                   ANNUAL COMPENSATION    ------------
                                                   --------------------     OPTIONS      ALL OTHER (F)
       NAME AND PRINCIPLE POSITION          YEAR    SALARY      BONUS      (#SHARES)     COMPENSATION
       ---------------------------          ----   ---------   --------   ------------   -------------
Dr. Steven C. Quay President and
  Chief Executive Officer (A)               2000   $121,000    $15,000      600,000              --
Dr. Vincent D. Romeo, President and Chief
  Executive Officer (B)                     2000   $ 84,000         --        5,000        $284,000
                                            1999   $230,000    $46,000       25,000              --
                                            1998   $229,000    $25,000           --              --
Mr. Robert Rosen, President (C)             1998   $220,000    $80,000           --        $108,000
Mr. Andrew P. Zinzi, Chief Financial
  Officer (D)                               2000   $174,000    $25,000       65,000              --
                                            1999   $170,000    $22,000       35,000              --
                                            1998   $170,000    $25,000           --              --
Dr. Charan R. Behl, Executive Vice
  President, Research & Development (E)     2000   $200,000    $55,000       15,000              --
                                            1999   $254,000    $77,000       48,000              --
                                            1998   $182,000    $25,000           --              --
Ms. Carol Wenig, Secretary                  2000   $105,000    $13,000       15,000              --
                                            1999   $ 99,000    $ 5,000           --              --
                                            1998   $ 80,000    $10,000           --              --

---------------

(A)  Dr. Steven C. Quay commenced employment with the Company in August 2000.
(B) Dr. Vincent D. Romeo, who died on May 1, 2000, served as Chief Executive Officer of the Company from August 1991 through May 1, 2000; and President from August 1991 through October 1997 and January 1, 1999 through May 1, 2000.
(C) Mr. Rosen assumed the position of President in October 1997 and resigned effective January 1, 1999. From May 1, 1997 to October 6, 1997, he served as Executive Vice President of Marketing and Business Development.
(D)  Mr. Zinzi commenced employment with the Company in November 1996.
(E) Dr. Charan R. Behl commenced employment with the Company in January 1995. He resigned effective January 8, 2001.

(F) The amounts shown in this column include the following: other compensation paid to the estate of Dr. Vincent D. Romeo includes the fair market value of only the portion of the unvested options which have been accelerated and are exercisable at less than the fair market value on the date of the acceleration. The value of these 25,000 shares was $34,000. The value of options accelerated, i.e., 110,000 options, at prices above the fair market value on the date of acceleration, is not included. Other compensation paid to Mr. Rosen represents a severance payment of $108,000.
(G) In August 1998, the Company's Board of Directors approved a stock option exchange program in which it offered all holders the right to exchange their options for the same number of new options with a lower exercise price but with a modified term of vesting. All options with an exercise price greater than $5.63 per share were eligible for this program and were exchanged during 1998. The Summary Compensation Table excludes options exchanged pursuant to this program.


OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock during the fiscal year ended December 31, 2000, to the person named in the Summary Compensation Table:

                      INDIVIDUAL GRANT IN LAST FISCAL YEAR

                                         % OF TOTAL
                                          OPTIONS
                                         GRANTED TO
                          OPTIONS       EMPLOYEES IN   EXERCISE OR                HYPOTHETICAL
                          GRANTED          FISCAL      BASE PRICE    EXPIRATION     VALUE AT
                       (SHARES)(1)(2)    YEAR 2000      ($/SHARE)       DATE      GRANT DATE(3)
                       --------------   ------------   -----------   ----------   -------------
Dr. Steven C. Quay         73,281            8%           $   4.50      8-7-05      $182,229
                          226,719           24%           $   4.09      8-7-05      $581,919
                          200,000           21%           $  12.00      8-7-05      $323,854
                          100,000           11%           $  15.00      8-7-05      $142,612
Mr. Andrew P. Zinzi        50,000            5%           $   6.656   12-21-05      $208,850
                           15,000            2%           $   4.09      8-7-05      $ 38,502
Ms. Carol Wenig            15,000            2%           $   4.09      8-7-05      $ 38,502
Dr. Vincent D.
Romeo (4)                   5,000            1%           $   4.75      5-4-02      $  9,849
Dr. Charan Behl            15,000            2%           $   4.09      8-7-05      $ 38,502

---------------
(1) The options to be granted under the plans are designated as incentive stock options or non-incentive stock options by the Board of Directors which also has discretion as to the persons to be granted options, the number of shares subject to the options and the terms of the option agreements. The plans provide that options granted thereunder shall be exercisable during a period of no more than ten years (five years in the case of 10% stockholders) from the date of grant, depending upon the specific stock option agreement, and that, with respect to incentive stock options, the option exercise price shall be at least equal to 100% of the fair market value of the Common Stock at the time of grant (110% in the case of 10% stockholders). All outstanding options are subject to optionee's continuous employment or association with the Company. Under the plans, the Board retains discretion to modify the terms of outstanding options, subject to the provisions of the plans.

(2) Options granted at market value on the date of grant.

(3) The estimated present value at grant date of options granted during 2000 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of 5.0 years; a risk-free interest rate of 5.0%, representing the interest rate on a U.S. Government zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise; a volatility rate of 71.0%. The approach used in developing these assumptions is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

(4) Options previously granted to Dr. Vincent D. Romeo to purchase 135,000 shares that had their vesting date accelerated in the name of the Estate of Dr. Vincent D. Romeo have been excluded.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table provides information related to the number and value of stock options and stock appreciation rights held at fiscal year end by the named executive officer. The Company did not issue stock appreciation rights in 2000.

                              NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED IN-THE-MONEY
                          OPTIONS AT DECEMBER 31, 2000         OPTIONS AT DECEMBER 31, 2000 (a)
                          -----------------------------        ---------------------------------
                          EXERCISABLE    UNEXERCISABLE          EXERCISABLE      UNEXERCISABLE
                          ------------   --------------        --------------   ----------------
Dr. Steven C. Quay               --         600,000                     --          $842,955
Mr. Andrew P. Zinzi          48,612          91,388               $118,248          $148,540
Ms. Carol Wenig              60,000          15,000               $ 85,000          $ 43,650
Dr. Vincent D. Romeo        140,000              --               $265,625                --
Dr. Charan R. Behl           69,334          41,166               $121,334          $101,628

---------------

(a) Market value of shares covered by in-the-money options on December 31, 2000, less option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee (the "Committee"), comprised entirely of independent, outside directors, establishes the Company's general compensation policies and specific compensation for each executive officer, and administers the Company's Stock Option Plans. The Company's intent as administered through the Committee is to make compensation packages of the executive officers of the Company sufficient to attract and retain persons of exceptional quality, and to provide effective incentives to motivate and reward such executives for achieving the scientific, financial and strategic goals of the Company essential to the Company's long-term success and growth in stockholder value. The Company's typical executive compensation package consists of three main components: (1) base salary; (2) incentive cash bonuses; and (3) stock options.

Base Compensation

     The Committee's approach is to offer executive salaries competitive with those of other executives in the industry in which the Company operates. To that end, the Committee evaluates the competitiveness of its base salaries based upon information drawn from various sources, including published and proprietary survey data, consultants' reports and the Company's own experience recruiting and training executives and professionals. The Company's base salary levels are intended to be consistent with competitive practice and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance of the Company and the performance of the individual executive.

Bonuses

     In addition to base salary, executives and managers are eligible to receive discretionary bonuses, from time to time, upon the achievement of certain scientific, financial and marketing milestones. In addition, at the beginning of each year, the Committee and the CEO review each individual's job responsibilities and goals for the upcoming year. The amount of the bonus and any performance criteria vary with the position and role of the individual within the Company.

Stock Option Grants

     The Company, from time to time, grants stock options in order to provide certain executives with a competitive total compensation package and to reward them for their contribution to the long-term price performance of the Company's Common Stock. Grants of stock options are designed to align the executive's interest with that of the stockholders of the Company. In awarding option grants, the Committee will consider, among others, the amount of stock and options presently held by the executive, the executive's past performance and contributions, and the executive's anticipated future contributions and responsibilities.

Compensation for the Executive Management in 2000

     In 2000, executive management of the Company were awarded incentive bonuses based upon the achievement of certain milestones, including, among others, the advancement of certain products to later stages of development and the successful completion of certain capital and financing transactions.

                                          COMPENSATION COMMITTEE
                                          Joel Girsky, John V. Pollock

AUDIT COMMITTEE REPORT

     The Company's Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board of Directors. The Committee held four meetings in 2000. Management has the primary responsibility for the Company's systems of internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and accounting principles and to issue a report thereon. The Committee's primary duties and responsibilities are to:

       I. Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

      II. Monitor the independence and performance of the Company's independent auditors;

     III. Provide an avenue of communication among the independent auditors, management and the Board of Directors.

     The Committee has discharged all of its duties and responsibilities as set forth in Regulation S-K Item 306 including, without limitation, each of the duties and responsibilities discussed in the immediately preceding paragraph, pursuant to which the Committee has discussed the audited financial statements with the independent auditors and the Company's management. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. In addition, the Committee supports the appointment of KPMG LLP as the Company's independent auditors, subject to shareholder ratification.

                                          AUDIT COMMITTEE
                                          Joel Girsky, Alvin Katz, John V.
                                          Pollock

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons. The Company is currently in compliance with Section 16(a); however, Grant W. Denison, Jr., a director, was delinquent in filing Form 5 during the course of the year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Bruce R. Thaw, a director, invoiced the Company approximately $118,000 for services rendered in connection with the Company's legal and regulatory matters in fiscal 2000. Mr. Thaw continues to represent the Company for which he will be paid customary legal fees. A marketing and consulting firm in which Dr. Ian Ferrier is affiliated received $10,000 in fees earned in 2000.

     In 1999, the Company agreed to provide split-dollar life insurance for its former Chairman of the Board of Directors, Devin Wenig, in consideration for services rendered and in lieu of cash remuneration. Over a 10-year period the Company will pay $397,000 in premiums. At the end of 15 years, the premiums are to be repaid to the Company; such repayment being secured by the Company's collateral interest in the insurance policy. For the year ended December 31, 2000, the Company recognized $22,000 of expense related to this policy.

PROPOSAL NO. 1 -- NOMINATION AND ELECTION OF DIRECTORS

     At the Annual Meeting of Stockholders, eight directors are to be elected by the holders of the Common Stock to serve until the next Annual Meeting and until their successors have been elected and qualify. Certain information concerning the nominees for election at the Annual Meeting, each of whom is presently a director, and all the directors and officers as a group, is set forth below. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy may be voted for the election of the other nominees in the discretion of the persons acting pursuant to the proxy.

     The following information is submitted concerning the nominees for election as directors based upon information received by the Company from such persons:

          NAME            AGE          POSITION           DIRECTOR SINCE
          ----            ---   -----------------------   --------------
Dr. Steven C. Quay        50    Chairman, President and        2000
                                Chief Executive Officer
Joel Girsky               61      Director, Treasurer          1983
Devin N. Wenig            34           Director                1991
Bruce R. Thaw             48           Director                1991
Dr. Ian R. Ferrier        57           Director                1995
Grant W. Denison, Jr.     51           Director                1996
Alvin Katz                71           Director                1993
John V. Pollock           62           Director                1993

     Dr. Quay has been employed by the Company since August 2000 as the Company's Chairman, President and Chief Executive Officer. In 1999, Dr. Quay founded and was Chairman, President and CEO of Atossa HealthCare, Inc., which focused on the development of a proprietary platform of diagnostics and treatments related to breast cancer risk assessment and therapeutics and other women's health care products. Atossa was acquired by Nastech in August 2000. In 1991, Dr. Quay founded SONUS Pharmaceuticals, Inc., a company engaged in the research and development of drug delivery systems and oxygen delivery products based on its emulsion and surfactant technology, where he served as Chief Executive Officer, President and a director until June 1999. In 1984, Dr. Quay founded Salutar, Inc. to develop contrast agents for magnetic resonance imaging. Two pharmaceuticals, OmniScan(R) and TeslaScan(R) were invented by Dr. Quay at Salutar and are now FDA-approved for sale in the United States and other countries. Dr. Quay has authored more than 100 papers in diagnostic imaging, oncology and biochemistry and has received 40 US patents. Dr. Quay is a member of numerous professional societies, including the American Medical Association, the American Society for Biochemistry and Molecular biology, the Society of Magnetic Resonance in Medicine, the American Society for Echocardiology, and the American Institute for Ultrasound Medicine. Dr. Quay graduated from the University of Michigan Medical School, where he received a M.A. and Ph.D. in Biological

Chemistry in 1974 and 1975, respectively. Dr. Quay did post-graduate work in the chemistry department at the Massachusetts Institute of Technology, and received his residency training at the Massachusetts General Hospital, Harvard Medical School. From 1980 to 1986 he was a faculty member at Stanford University School of Medicine.

     Mr. Wenig served as Chairman of the Board of Directors of the Company from June 1991 to March 1999 and currently serves as a Director. Mr. Wenig was appointed President, Reuters Information in January 2001. Reuters Information is the global division of Reuters that extends from full service information and software applications to internet solutions serving the financial services industry and their clients (1999 revenue of $2.3 billion). Prior to this role, Mr. Wenig served as Managing Director of Marketing, Reuters Information, Executive Vice President of Marketing, Reuters America, and Senior Vice President of Business Development, Reuters America. He joined Reuters in 1993 as Corporate Counsel, Reuters America. Mr. Wenig serves as a Director of a number of Reuters' subsidiaries and portfolio companies, including Aether Systems, Inc., Multex.com, Intralinks, Inc., Loan Pricing Corporation, and Sila Communications. Before joining the Reuters organization, Mr. Wenig worked with the firm of Cravath, Swaine and Moore as a Mergers and Acquisitions attorney. There he managed several of their largest global transactions, including leveraged buyouts, hostile transactions and cross-border mergers. Mr. Wenig received a B.A. degree from Union College and a J.D. degree from the Columbia University School of Law.

     Mr. Girsky has been a Director of the Company since October 1983, and the Company's Secretary/ Treasurer since April 1986. From 1961 to the present, Mr. Girsky has been President and Chairman of the Board of Jaco Electronics, Inc., Hauppauge, New York, a publicly held company engaged in the distribution of electronic components. Mr. Girsky received a degree in Marketing from Brooklyn College in 1957.

     Mr. Thaw has been a Director of the Company since June, 1991. Mr. Thaw is currently the President and Chief Executive Officer of Bulbtronics, Inc., a national distributor of technical and specialty light sources and related products. Mr. Thaw is a practicing attorney and was admitted to the bar of the State of New York in 1978 and the California State Bar in 1983. From 1984 to the present Mr. Thaw has served as general counsel to the Company. Mr. Thaw is also a director of SafeNet, Inc., a publicly traded company that designs, manufactures and markets computer network security systems and products, and Amtech Systems, Inc., a publicly traded company engaged in the semi-conductor equipment industry.

     Dr. Ferrier, who was appointed to the Company's Board of Directors in January 1995, is the founder, President and Chief Executive Officer of Bogart Delafield Ferrier Inc., and has served in such capacity since its inception in 1982. Trained in medicine and pharmacology, Dr. Ferrier has managed and directed pharmaceutical programs and guided the growth of several multinational companies. He has served on the Board of Directors of a number of health care and biotechnical firms, as well as serving as consultant to many of the world's major pharmaceutical companies. From 1982 to 1987, Dr. Ferrier served as President of McCann Healthcare Inc. From 1982 to 1983, Dr. Ferrier served as Chairman of The Covington Group of Companies; in 1982 as Executive Vice President of TechAmerica Group and from 1979 to 1982, as Vice President of Kalipharma Inc. From 1975 to 1979 Dr. Ferrier served as Chief Executive Officer of the Monadnock Medical Center. Dr. Ferrier received a BSc in Pharmacology from the University of Edinburgh, Edinburgh, Scotland; served his residency training in nephrology/clinical pharmacology at Southmead General Hospital, University of Bristol Associated Hospitals, Bristol, England; and his post-graduate internship at the Western General Hospital of the University of Edinburgh Associated Hospitals, Edinburgh, Scotland.

     Mr. Denison co-founded BioMarin Pharmaceutical Inc. in 1997. As Chairman and CEO, he has guided the development of the Company since its inception. Under his leadership, BioMarin has raised approximately $69.0 million in private financings and $67.3 million in a July 1999 IPO dual listing of the Company on Nasdaq National Market and Swiss New Market exchanges. He also formed a joint venture with Genzyme General to develop and commercialize BioMarin's lead enzyme replacement product, which has completed pivotal clinical trials. Mr. Denison has 25 years experience in senior management in major pharmaceutical companies. During his ten years at Monsanto/Searle, he served as a member of the executive committees of both companies. As President of Worldwide Consumer Products and Senior Vice President for Business

Development at Searle, he was responsible for the general management of Searle's consumer products business and all pharmaceutical, diagnostics and consumer licensing and business development. He also served as Corporate Vice President, Strategic Planning for Searle's parent company, Monsanto, during a period of major restructuring and portfolio realignment. In addition, he was President of Searle's U.S. Pharmaceutical Operations during a period of significant sales and earnings growth in the late 1980's. Prior to joining Searle, Mr. Denison was Vice President of International Operations for Squibb Medical Systems and also held a number of management positions during his 13 years at Pfizer, Inc., including Vice President of Pharmaceutical Planning and Business Development from 1980 to 1985. During the course of his career at Pfizer, he formed numerous licensing agreements, acquisitions and strategic alliances. Mr. Denison holds an MBA from Harvard Business School, and he graduated from Colgate University magna cum laude with a bachelor's degree with High Honors in Mathematical Economics.

     Mr. Katz was appointed to the Board of Directors of the Company in September 1993. Since 1981, he has served as an adjunct professor (retired) of business management at Florida Atlantic University. In 1991, Mr. Katz was appointed Chief Executive Officer of Odessa Engineering Corp., a company engaged in the manufacturing of pollution monitoring equipment. He held this position until that company was sold in September 1992. Mr. Katz also serves on the Board of Directors of Amtech Systems Inc. which is engaged in the manufacture of capital equipment in the computer chip manufacturing business; BCT International, Inc., a franchisor of thermo graphic printing plants; Micron Instruments Inc., a manufacturer of infrared temperature measuring instruments; Ozo Diversified Inc., a manufacturer of depaneling equipment for the computer chip manufacturing industry; and Blimpie International, Inc., which is engaged in fast food franchising. Mr. Katz holds a B.S. in Business Administration degree from New York University and has done graduate work at C.U.N.Y. -- Baruch School.

     Mr. Pollock was appointed to the Company's Board of Directors in September 1993. From 1991 to the present Mr. Pollock has served as a director of Frank E. Basil, Inc., a worldwide provider of facilities maintenance, engineering and operations management services. Mr. Pollock also serves as a consultant to the partners of Basil Properties. Mr. Pollock has been a senior banking executive in the Washington, D.C. area since 1975 and Executive Vice President of Sequoia National Bank.

     The Company does not have a nominating or similar committee. There were nine (9) Board meetings held during the year ended December 31, 2000. Each director attended all meetings of the Board and any committee of which he was a member, with the exception of Dr. Ian Ferrier, John V. Pollock and Joel Girsky who each missed one meeting and Grant W. Denison and Devin Wenig who each missed two meetings.

PROPOSAL NO. 2 -- INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Company's Board of Directors has appointed KPMG LLP to perform the annual audit of the books of the Company for the fiscal year ended December 31, 2001. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to any appropriate inquiries any shareholder may have and will have the opportunity to make a statement if he or she desires to do so.

     The Board of Directors unanimously recommends a vote FOR approval of Proposals No. 1 and 2 and proxies solicited by the Board of Directors will be so voted unless stockholders specify on their proxy card a contrary choice.

                             STOCKHOLDER PROPOSALS

     Stockholders who wish to present proposals for action at the 2002 Annual Meeting of Stockholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary on or before January 12, 2002 in order to be considered for inclusion in next year's proxy materials.

COMPARISON OF STOCK PERFORMANCE

     The following graph and table compare the cumulative total shareholder returns of the Company's Shares, the NASDAQ Composite and NASDAQ Pharmaceutical Stocks. The graph assumes $100 invested on 12/31/95 in the Company's Shares in each of the indices. The shareholder return shown on the graph below is not necessarily indicative of future performance, and the Company will not make or endorse any predictions as to future shareholder returns.
[LINE GRAPH]

                                                         NASTECH                NASDAQ COMPOSITE          PHARMACEUTICAL STOCKS
                                                         -------                ----------------          ---------------------
12/95                                                       100                          100                         100
12/96                                                       200                      123.036                     100.311
12/97                                                       130                      150.758                     103.581
12/98                                                     38.75                      212.437                     132.525
12/99                                                     33.75                      383.791                     246.234
12/00                                                        70                      237.652                     308.034

                                        12/95    12/96     12/97     12/98     12/99     12/00
                                        -----    -----     -----     -----     -----     -----
             NASTECH                     100        200       130     38.75     33.75        70
        NASDAQ COMPOSITE                 100    123.036   150.758   212.437   383.791   237.652
      PHARMACEUTICAL STOCKS              100    100.311   103.581   132.525   246.234   308.034

ANNUAL REPORT TO STOCKHOLDERS

     The Annual Report to Stockholders of the Company for the year ended December 31, 2000, including audited financial statements is included herein.

OTHER MATTERS

     The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Annual Meeting of Stockholders. If any other matters are properly brought before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.

                                          By order of the Board of Directors,



                                          Bruce R. Thaw
                                            Secretary

May 4, 2001
Hauppauge, New York

                      NASTECH PHARMACEUTICAL COMPANY INC.
            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. AUDIT COMMITTEE PURPOSE

     The Audit Committee is appointed by the board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

     - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

     - Monitor the independence and performance of the Company's independent auditors.

     - Provide an avenue of communicating among the independent auditors, management, and the Board of Directors.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

II. AUDIT COMMITTEE COMPOSITION AND MEETINGS

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an independent director, as such term is defined in the Nasdaq Stock Market Listing Requirements. All members of the Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the Committtee. Additionally, at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     Audit Committee members shall be appointed by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee should meet at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Review Procedures

1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published in accordance with SEC regulations.

 2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgements.

 3. In consultation with the management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

 4. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

 5. Approve the fees and other significant compensation to be paid to the independent auditors.

 6. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

 7. On an annual basis, obtain from the independent auditors a formal written statement delineating all relations between the auditor and the Company, consistent with Independence Standards Board Standard I.

 8. Review the independent auditors' audit plan, discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

 9. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

10. Obtain from the independent auditor assurance that Section IOa of the Securities Exchange Act of 1934 has not been implicated.

11. Obtain reports from management and the independent auditor that the Company's subsidiaries are in conformity with applicable legal requirements and the Company's Code of Conduct.

Other Audit Committee Responsibilities

12. On at least an annual basis, review with the Company's counsel, any legal matters that could have significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

13. Annually prepare a report to shareholders as required by the Securities and Exchange Commission.

14. Review the appointment and replacement of senior financial executives.

15. Perform any other activities consistent with this Charter, the Company's by-laws, and govering law, as the Committee or the Board deems necessary or appropriate.

16. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                     NASTECH PHARMACEUTICAL COMPANY INC.

                               45 ADAMS AVENUE
                          HAUPPAUGE, NEW YORK 11788

              PROXY CARD, SOLICITED BY MANAGEMENT OF THE COMPANY

          The undersigned hereby constitutes and appoints Dr. Steven C. Quay, whom failing, Bruce R. Thaw, or any one of them acting in the absence of the other, with full power of substitution, to be the true and lawful attorneys and proxies for the undersigned to vote at the Annual Meeting of Stockholders of Nastech Pharmaceutical Company Inc. to be held at 150 Vanderbilt Motor Parkway, Hauppauge, New York 11788 on June 15, 2001 at 10:00 A.M. or at any adjournment thereof, Notice of which meeting together with a Proxy Statement has been received.

     SAID PROXIES ARE DIRECTED TO VOTE THE SHARES THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT UPON THE FOLLOWING MATTERS, ALL MORE FULLY DESCRIBED IN THE PROXY STATEMENT.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AND IN THE EVENT INSTRUCTIONS ARE GIVEN IN THE SPACE PROVIDED, THEY WILL BE VOTED IN ACCORDANCE THEREWITH; IF INSTRUCTIONS ARE NOT GIVEN, THEY WILL BE VOTED AS RECOMMENDED BY THE DIRECTORS WITH REGARD TO THE PROPOSALS.

                       (TO BE SIGNED ON REVERSE SIDE.)



               PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED



A [X] PLEASE MARK YOUR VOTES
      AS IN THIS EXAMPLE.




                                      WITHHOLD           THE DIRECTORS FAVOR A VOTE FOR THE FOLLOWING PROPOSALS:
                     FOR all          AUTHORITY
                     nominees,     to vote for all
                  except as noted     nominees

1. The Election
   of                   [ ]              [ ]         NOMINEES: Dr. Steven C. Quay
   Directors:                                                  Devin N. Wenig
Instructions: To withhold your vote from any                   Dr. Ian Ferrier
individual nominee, write that nominee's name                  Grant W. Denison, Jr.
on the space provided below. IF YOU DO NOT                     Joel Girsky
WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF                 Alvin Katz
ANY NOMINEE AS PROVIDED HEREIN, YOU SHALL BE                   John V. Pollock
DEEMED TO HAVE GRANTED SUCH AUTHORITY.                         Bruce R. Thaw


------------------------------------------------



                                             FOR     AGAINST    ABSTAIN

2. Ratify the appointment of KPMG LLP as     [ ]       [ ]        [ ]
   auditors.

3. In accordance with their best judgment with respect to any other business that may properly come before the meeting.


The undersigned hereby acknowledges receipt of a copy of the accompanying
Notice of Meeting and Proxy Statement.

PLEASE DATE THIS PROXY, SIGN IT AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.





Signature(s):                                                                   DATED:
             ----------------------------- -------------------------------------      -------------
                                              SIGNATURE (IF HELD JOINTLY)

 NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.